Exhibit 99.2

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI REALTY CORPORATION ANNOUNCES

INVESTOR AND ANALYST DAY

Jersey City, New Jersey—September 6, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it will be hosting an Investor and Analyst meeting to outline its corporate strategy for 2017 and 2018. The meeting will be held at the Four Seasons Hotel, 57 East 57th Street, New York, on September 12, 2016 from 11:00 a.m. to 1:00 p.m. Eastern Time. Michael J. DeMarco, president and chief operating officer, Mitchell E. Rudin, chief executive officer, Anthony Krug, chief financial officer, and Marshall Tycher, chairman of Mack-Cali’s Roseland subsidiary will participate in the meeting.

The live audio-webcast of the presentation in listen-only mode will be available on the Company’s website at www.mack-cali.com/investors/events-presentations. Presentation materials will also be available on the Company’s website prior to the webcast at www.mack-cali.com/investors/company-filings-reports. A replay of the webcast will be available for 30 days.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Michael DeMarco	Anthony Krug	Deidre Crockett
	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation	Mack-Cali Realty Corporation
	President and Chief Operating Officer	Chief Financial Officer	Director of Investor Relations
	(732) 590-1589	(732) 590-1030	(732) 590-1025
	mdemarco@mack-cali.com	tkrug@mack-cali.com	dcrockett@mack-cali.com

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